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VECTOR
SECURITIES
INTERNATIONAL
                                                  Vector Securities
                                                  International, Inc.
                                                  1751 Lake Cook Road, Suite 350
                                                  Deerfield, Illinois 60015
                                                  Telephone (847) 940-1970
                                                  Fax (847) 940-0774

                                                                    June 3, 1998

Merck KGaA
Frankfurter Strasse 250
D-6100 Darmstadt
Germany

Attention:  Dr. Walter Bardorff
         General Manager, Diagnostics Division

     In connection with the consideration by Merck KGaA (the "Evaluator") of a potential business transaction (the "Proposed Transaction") with CN Biosciences, Inc. (the "Company"), Evaluator has requested proprietary technical, financial and other information concerning the business and affairs of the Company. As a condition to the Company furnishing to Evaluator such information, Evaluator agrees to treat such information as follows:

     (1) The term "Evaluation Material" as used in this letter agreement shall mean any information which has been or will be furnished by the Company or its officers, directors, employees, representatives or agents (collectively, the "Company Representatives") to the Evaluator, any Evaluator Affiliate or any of their officers, directors, employees, representatives or agents (collectively, the "Evaluator Representatives"), including but not limited to trade secrets, improvements, computer programs, know-how, formulas, processes, product ideas, inventions (whether patentable or not), copyrightable materials, schematics and other technical, business, financial and product development plans, forecasts, strategies and information.

     (2) The term "Evaluator Affiliate" as used in this letter agreement shall mean (i) a business entity which owns, directly or indirectly, a controlling interest in Evaluator, by stock ownership or otherwise, (ii) a business entity which is owned by Evaluator, either directly or indirectly, by stock ownership or otherwise, or (iii) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of Evaluator.

     (3) Evaluator recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if information contained therein is disclosed to any third party.

     (4) Evaluator agrees that the Evaluation Material will be treated confidentially and used solely for the purpose of evaluating the Proposed Transaction and not for any other purpose. Evaluator and the Evaluator Representatives will not disclose any of the Evaluation Material now or hereafter received or obtained from the Company or the Company Representatives to any third party without the prior written consent of the Company. Evaluation Material shall only be disclosed to the Evaluator Representatives who need to know such information for the purpose of evaluating the Proposed Transaction and who agree to keep such information confidential and to be bound by this Agreement to the same extent as if they were parties thereto. Evaluator shall take all necessary precautions to protect the confidentiality of the Evaluation Material including, without limitation, all precautions Evaluator employs with respect to its confidential materials.

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Merck KGaA
June 3, 1998
Page two

     (5) No right or license is granted (by implication or otherwise) by the Company to Evaluator in relation to the Evaluation Material.

     (6) Without the prior written consent of the Company, neither Evaluator nor the Evaluator Representatives will disclose to any person either the fact that discussions or negotiations are taking place concerning the Proposed Transaction or any of the terms, conditions or other facts with respect to the Proposed Transaction, including the status thereof. It is further understood that all
(i) communications regarding the Proposed Transaction; (ii) requests for additional information; (iii) requests for facility tours or management meetings; and (iv) discussions or questions regarding procedures will be submitted or directed to Vector Securities International, Inc. ("Vector"). Evaluator further agrees that without the prior consent of the Company, neither Evaluator nor the Evaluator Representatives will approach the Company Representatives or the Company's consultants, scientific advisors, vendors or customers to discuss the activities of the Company.

     (7) Evaluator and the Evaluator Representatives shall have no obligation hereunder with respect to any information in the Evaluation Material to the extent that such information (i) has been made public other than by acts by Evaluator or Evaluator Representatives in violation of this Agreement; (ii) is already known by Evaluator at the time of disclosure, as evidenced by written records; or (iii) is made available to Evaluator by a third party having a legal right to do so.

     (8) Evaluator hereby acknowledges that it is aware (and that the Evaluator Representatives who are apprised of this matter have been or will be advised) that the United States securities laws restrict the purchase and sale of securities by persons who possess certain non-public information relating to the issuer of such securities.

     (9) In the event that either the Company or Evaluator decides not to enter into the Proposed Transaction for any reason, and in any event within ten (10) days after a request by the Company or Vector, the Evaluation Material and all copies thereof shall be returned to Vector except that the Evaluator shall be permitted to retain one copy of the Evaluation Material in its legal department so that any continuing obligations may be determined.

     (10) Evaluator understands that, although the Company believes the information provided to Evaluator is accurate, neither the Company nor the Company Representatives is making or is authorized to make any representation or warranty as to the accuracy or completeness of the Evaluation Material provided to Evaluator and Evaluator agrees that neither the Company nor any such person shall incur any liability to Evaluator as a result of Evaluator's use or reliance on the Evaluation Material for purposes of this Agreement.

     (11) Evaluator understands that nothing herein (i) requires the disclosure of any Evaluation Material of the Company, which shall de disclosed solely at the option of the Company, or (ii) requires the Company to proceed with the Proposed Transaction in connection with which Evaluation Material may be disclosed.

     (12) Evaluator acknowledges and agrees that due to the unique nature of the Evaluation Material, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow Evaluator or third parties to unfairly compete with the Company resulting in irreparable harm to the Company, and therefore, that upon any such breach or any threat thereof, the Company shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. Further, the Company shall be entitled to indemnification by Evaluator from any loss or harm, including, without limitation, attorney's fees, in connection with any breach or any enforcement of Evaluator's obligations hereunder or the unauthorized use or release of any such Evaluation Material. Evaluator will notify the Company in writing immediately upon the occurrence of any such unauthorized release or other breach.

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Merck KGaA
June 3, 1998
Page three

     (13) In the event that any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions hereof shall remain in full force and effect.

     (14) This letter agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

     Please acknowledge your agreement to the foregoing by countersigning this letter in the place provided below.

                                          Very truly yours,
                                          Vector Securities International,
                                          Inc., as agent for CN Biosciences,
                                          Inc.

                                          By: /s/ James L. Foght, Ph.D
                                              --------------------------------
                                               James L. Foght, Ph.D.
                                               President

Received and Consent to

This 3rd day of June, 1998

MERCK KGAA

By: /s/ ppa. Dr. Reckmann                 By: /s/ I.V. Frolich-Pereira
   --------------------------------           --------------------------------
        Dr.Reckmann                             Dr. Frolich-Pereira
Title: General Manager                    Title: Authorized Representative